Exhibit 3.2

STRATEGIC HOTELS & RESORTS, INC.

ARTICLES SUPPLEMENTARY

Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VI, Sections 6.3 and 6.4 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board” ), by duly adopted resolutions, reclassified and designated 100,000 shares of the authorized but unissued shares of preferred stock of the Corporation, $.01 par value per share (the “Preferred Stock”), as shares of Series D Junior Participating Preferred Stock, $.01 par value per share (the “Junior Preferred Stock”), of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Junior Preferred Stock set forth in the Charter.

SECOND: The additional shares of Junior Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the additional shares of Junior Preferred Stock set forth herein, the Corporation has authority to issue 250,000 shares of Junior Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by the undersigned officer and attested to by its Secretary on this 18th day of May, 2010.

ATTEST:	STRATEGIC HOTELS & RESORTS, INC.

/s/ Paula Maggio	By:	/s/ Laurence S. Geller (SEAL)
Paula Maggio		Laurence S. Geller
Secretary		President and Chief Executive Officer